Exhibit 10.2

A. Brian Davis
Chief Financial Officer
Vice President, Finance

Tengion, Inc.
3929 Westpoint Blvd, Suite G
Winston-Salem, NC 27103

tel: (336) 201-2155
fax: (610) 275-3754
brian.davis@tengion.com

May 30, 2013

Re:  Notice of Intent to Issue Stock for Interest Payment (via e-mail)

Dear Lenders,

Pursuant to Section 2.9 of the Facility Agreement dated October 2, 2012, as amended on February 14, 2013, by and between Tengion, Inc. (the “Company”) and the lenders party thereto (the “Facility Agreement”), subject to certain limitations, the Company may elect to satisfy its obligation to pay any accrued and unpaid interest on the Notes by the issuance of Freely Tradeable Common Stock or Interest Warrants.  This letter serves as notice, in accordance with Section 2.9(b) of the Facility Agreement, of the Company’s intent to exercise its right to satisfy its obligation to pay interest on the Notes in the aggregate amount of $369,992.48, due on July 1, 2013, by the issuance of Freely Tradeable Common Stock or Interest Warrants (the “Interest Shares”).

If you would like your Interest Shares DWAC’ed to a broker account, please provide Christine Pino (cpino@amstock.com) at American Stock Transfer & Trust Company, LLC (“AST”) with DWAC instructions no later than June 28, 2013.  Alternatively, if you have previously given DWAC instructions to Ms. Pino and you would like AST to use those instructions again, please let her know no later than June 28, 2013.  The Interest Shares will be held on the books of AST if Ms. Pino does not receive DWAC instructions by June 28, 2013.

In reliance on the continuing representations made by each Lender under Section 2.9 of the Facility Agreement, Ropes & Gray LLP will provide the instruction letter necessary to transfer the Interest Shares.  If these representations are no longer true, please provide written notice to the Company and Ropes & Gray LLP, as is required by Section 2.9 of the Facility Agreement.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Facility Agreement.

Please do not hesitate to contact me if you have any questions.

Sincerely,

A. Brian Davis
Chief Financial Officer and Vice President, Finance